Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Talecris Biotherapeutics Holdings Corp. of our report (which contains an explanatory paragraph relating to the Company's restatement of its financial statements as described in Note 10 to the financial statements) dated July 25, 2007 relating to the financial statements of International BioResources, L.L.C. and its subsidiaries, which appears in such Amendment No. 2 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Amendment No. 2 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Raleigh, North Carolina

October 19, 2007